EXHIBIT 99(a)


            UNITY BANCORP, INC. ANNOUNCES RECORD 1998 SECOND QUARTER
                             AND SIX MONTH EARNINGS

CLINTON, NEW JERSEY, JULY 13, 1998 ... UNITY BANCORP, INC. (AMEX: UBI, UBLWS), parent company of First Community Bank, reported net income of $618,000 for the second quarter 1998, up 34% from $462,000 for the second quarter 1997.

For the six months ended June 30, 1998, net income grew 46%, totaling $959,000 compared to $659,000 for the first six months of 1997.

Year to date results show a 22% increase in diluted earnings per share of $0.30, compared to $0.22 for the first six months of 1997. For the second quarter 1998, diluted earning per share increased 22% to $0.19, compared to $0.15 for the same period of 1997.

Unity Bancorp, Inc.'s total assets rose to $230,000,000 at June 30, 1998, up 18% compared to $195,000,000 a year earlier. Net loans increased to $138,000,000 up 20% from the $115,000,000 last year. Total deposits rose 19% to $208,000,000, compared to $175,000,000 at June 30, 1997.

"We continue to see growth in our core small business loan product while our emphasis on consumer lending has resulted in a significant increase in overall consumer loan outstanding, and home equity loans," reported Chairman and Chief Executive Officer Robert Van Volkenburgh.

UNITY BANCORP, INC.'S subsidiary, FIRST COMMUNITY BANK, is a community oriented, full-service commercial bank, providing a wide range of business and consumer financial services through its main office in Clinton and its six branches located in Flemington, North Plainfield, Springfield, Scotch Plains, Union, and Linden, New Jersey.


                                  Page 5 of 6